Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-44012, 33-44599, 33-64032, 333-2676, 333-70057 and 333-57130) pertaining to the Stock Option Plan and Non-employee Director Stock Option Plan of our report dated March 4, 2005 (except for the matters discussed in Notes 1 and 5, as to which the date is March 30, 2005), with respect to the consolidated financial statements and schedule of Fischer Imaging Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 31, 2005